Gran Tierra Energy Inc. Announces First Quarter 2019 Results Highlighted by Record Production

CALGARY, ALBERTA, May 7, 2019, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company's financial and operating results for the quarter ended March 31, 2019 ("the Quarter"). All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Production amounts are on an average working interest before royalties ("WI") basis unless otherwise indicated. Per barrel ("bbl") of oil equivalent ("BOE") amounts are based on WI sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed May 7, 2019.

Key Highlights

•
Achieved a new Company milestone: record high average production of 38,163 BOE per day ("BOEPD") in the Quarter, up slightly from fourth quarter 2018 ("the Prior Quarter") and 9% higher than first quarter 2018; ongoing ramp-up in production through the remainder of 2019 is expected

•
Production was negatively impacted in the Quarter by electric submersible pump failures in the Acordionero field due to unreliable power generation, which is expected to be resolved by end of second quarter 2019 with commissioning of the field's gas-to-power project; production in the Ayombero field was also below budget

•	The Company remains on track to be within full year 2019 production guidance of 41,000 to 43,000 BOEPD

•
Acordionero production facility expansion, gas-to-power project and additional development drilling are all on track and on budget and are expected to launch the next phase of profitable growth in Acordionero's production and reserves

•	Continued to consolidate core positions in the Putumayo and Middle Magdalena Valley ("MMV") Basins:

◦	Putumayo: closed the acquisition of additional WI in and operatorship of the Suroriente Block, increasing Gran Tierra's WI from 16% to 52%

◦	MMV: subsequent to the end of the Quarter, Gran Tierra increased its WI in the VMM-2 Block to 100%

•
Announced a new country entry into Ecuador's Oriente Basin by securing 100% WI in three highly prospective exploration blocks via successful bids in a bidding round, creating a contiguous acreage position extending from Gran Tierra's existing assets in Colombia's Putumayo Basin; finalization is contingent upon regulatory approvals and the execution of the Participation Contracts, which is expected in May 2019

•	Demonstrated ongoing strong financial performance in the Quarter:

◦	Net income was $2 million ($0.01 per share, basic) compared with a net loss of $11 million or $0.03 per share basic in the Prior Quarter

◦	EBITDA(1) increased by 35% to $93 million, up from $69 million in the Prior Quarter

◦	Funds flow from operations(1) increased by 44% to $75 million ($0.19 per share, basic) compared with $52 million ($0.13 per share, basic) in the Prior Quarter

◦	Achieved return on average capital employed(1) of 11% in the 12 months prior to March 31, 2019

◦	Returned $16.7 million to shareholders between January 1 and May 3, 2019 through buybacks of 6.9 million shares of common stock (1.8% of outstanding shares as of January 1, 2019)

◦	Exited the Quarter with $33 million of cash and cash equivalents and $114 million drawn on a $300 million credit facility, for total liquidity of $219 million

◦	2019 year-end net debt(1) to annualized fourth quarter 2019 funds flow from operations is forecasted to be 1.1 times at $65 per BOE Brent oil price

◦	Oil and gas sales increased by 12% to $153 million, up from $137 million in the Prior Quarter

◦	Operating netback(1) per BOE increased by 23%, compared with the Prior Quarter, to $30.00 per BOE

◦
As forecasted in the Company's 2019 front-end loaded budget, capital in the first half of 2019 is expected to exceed funds flow from operations, while second half 2019 funds flow from operations is expected to exceed capital expenditures and share buybacks

◦	For full year 2019, Gran Tierra expects a balanced budget where annual capital plus share buybacks are forecasted to approximately equal annual funds flow from operations

◦	Additional information on the Quarter's expenses:

▪
Operating Expenses: increased to $10.09 per BOE compared with $9.58 per BOE in the Prior Quarter, primarily due to higher power generation and equipment rental costs required to manage the facility capacity limitations in the Acordionero field as a result of rapid production growth; costs are expected to decrease with the commissioning of Acordionero's facilities expansion expected at the end of second quarter 2019

▪	Workover Expenses: decreased 25% to $1.82 per BOE compared with $2.42 per BOE in the Prior Quarter, primarily attributable to a lower frequency of pump failures due to unreliable power

–
Gran Tierra expects combined average operating and workover expenses in 2019 to trend lower to a range of $9.00 - $10.00 per BOE as the forecasted full ramp up of gas to power facilities at the Acordionero, Costayaco and Moqueta fields has an expected positive impact on power reliability, thereby reducing pump failure rates and the resultant expenses and diesel costs

▪	Transportation Expenses: increased by 4% to $2.35 per BOE, up modestly from $2.27 per BOE in the Prior Quarter

▪	General and Administrative ("G&A") Expenses: decreased to $2.28 per BOE from $4.02 per BOE in the Prior Quarter

(1) Net debt is defined as face value of debt, less cash and cash equivalents. Funds flow from operations, operating netback, return on capital employed and earnings before interest, taxes and depletion, depreciation and accretion ("DD&A") (" EBITDA") are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: "Gran Tierra has delivered another quarter of record production and has now profitably grown production at an average rate of 14% per year since early 2015. Our strategy remains centered on full-cycle returns with an emphasis on creating long term shareholder value through economic production and reserves growth. Our sharp focus on capital efficiency has achieved an economic return on average capital employed of 11% over the last 12 months. With the current oil price and our low cost structure, we have also been able to return significant value to shareholders via our ongoing share buyback program.

The combination of our high netback production, access to infrastructure, low declines and large resource base has created a sustainable business model which we expect to be fully funded by forecasted cash from operating activities in 2019. We operate over 95% of our production and have a 100% WI in 22 out of 31 of our blocks, including all 17 in Colombia's Putumayo and all 3 in Ecuador's Oriente. We currently have 2.3 million gross acres in Colombia and 140,000 gross acres in Ecuador, all of which are in proven hydrocarbon basins. With this large, diverse and operated portfolio, Gran Tierra has significant control and flexibility on capital allocation and timing during volatile periods in oil price and capital markets.

We are very excited about Ayombero with oil charge proven in all three wells drilled to date, which provides us with confidence in the potential for large oil in place volumes. We are addressing the mechanical challenges that have been experienced in drilling and completion operations due to the highly over-pressured reservoirs encountered in each well.

Over the last four years, we have successfully built a strong position in the three major producing basins in Colombia and achieved a new country entry into Ecuador's highly prospective Oriente Basin. Gran Tierra now has a significant amount of exploration, appraisal and development opportunities for years to come. We believe that Gran Tierra is well positioned for an exciting year of growth in 2019 and beyond as we continue to create value in multi-horizon, proven hydrocarbon basins."

Operations Update

Acordionero (100% WI)

•	During the Quarter, the AC-35, AC-36 and AC-37 development oil wells and two water injectors were drilled on the South Pad

•
The AC-35 development well, which was drilled south of AC-34, penetrated high quality sections of the Lisama A and C reservoirs; the well was placed on production February 22, 2019, and performed above original expectations with a 30-day average oil rate of 976 bbl of oil per day (“bopd”), gas-oil ratio (“GOR”) of 120 standard cubic feet per bbl (“scf/bbl”) and water cut of 0.1%

•
The AC-37 development well, the furthest south well drilled in the Acordionero field to date, encountered over 300 feet ("ft") of net pay true vertical depth ("TVD") which was significantly better than expectation and is expected to increase original oil in place estimates; this well was placed on production on March 28, 2019 and had a 30-day average oil rate of 910 bopd, GOR of 99 scf/bbl and water cut of 0.5%

•
The AC-32 and AC-33 development wells drilled during the Prior Quarter have maintained positive production results; both wells were drilled down structure and completed only in the Lisama A reservoir; production declines in the Quarter have been relatively low to date and provide confidence in future down-structure infill development well locations across the field

•	Activity is expected to accelerate in second quarter 2019, with seven wells scheduled to spud on the South, Central and Mochuelo Pads, as well as Pad-4

•
The Acordionero facilities expansion is designed for enhanced oil recovery and value by increasing capacities for fluid handling and water injection; Gran Tierra expects to be injecting 18,500 bbl water injected per day ("bwipd") during second quarter 2019; this expansion is expected to allow water injection to be ramped up to a maximum rate of 40,000 bwipd during second half 2019

Ayombero (100% WI)

•
The Ayombero-3 appraisal well is in the completion phase; operations have been delayed due to completion challenges associated with the highly over-pressured reservoir; initial indications from drilling, prior to logs, are that a potential gross reservoir interval of approximately 600 ft has been penetrated

•
While the over-pressured formations have continued to prove challenging in terms of drilling and completion operations, the Company is very excited about the potential associated with the Ayombero-Chuira La Luna conventional carbonate resource play, its substantial prospective resource base, and the inventory of future potential drilling opportunities

•
The three Ayombero wells drilled to date have confirmed similar lithologies, oil saturations and over-pressure in the Galembo Member of the La Luna Carbonate reservoir, suggesting reservoir and structural continuity

•	After completion of Ayombero-3, workovers are planned for the Ayombero-1 and 2 wells

PUT-7 Block (100% WI)

•
In the Cumplidor field, appraisal work continues to assess potential waterflood development, in line with the Cohembi development; reprocessing and merging of the 3D seismic surveys covering the Cumplidor and Quinde (Suroriente Block) fields is ongoing

•	Workovers are planned at the Cumplidor 1 and 2 wells to enhance production performance

Suroriente Block Activity to Accelerate (52% WI and Operator)

•
Gran Tierra remains focused on enhanced oil recovery and value via planned increases in water injection and fluid production volumes in the Cohembi and Quinde fields; the Company expects to begin seeing positive production impacts from these plans during second half 2019; prior to Gran Tierra securing operatorship, Cohembi water injection was 15,000 bwipd; the Company plans to increase Cohembi's water injection to 60,000 bwipd, which is expected to maximize ultimate oil recovery

Chaza Block (100% WI)

•
At Costayaco and Moqueta, several water treatment and debottlenecking projects have been completed; the water injection rate in both fields is currently a combined 59,000 bwipd with a planned increase in the facility capacity to 100,000 bwipd by first quarter 2020; this expansion is expected to maximize the ultimate oil recovery factors from the reservoirs

Exploration Update (All Projects 100% WI)

Putumayo Basin

•
All wells in the Putumayo exploration program have encountered oil pays in carbonate and sandstone reservoirs of the Villeta Formation, building confidence in the basin-wide character of the plays, with oil- prone pay zones with no identifiable water; these plays extend cross-border from Ecuador, where their extensive nature has been proven

•
Pecari-1 Well, PUT-7 Block: has been successfully drilled to a measured depth ("MD") of 12,512 ft and a TVD of 9,756 ft; log evaluation indicates potential gross oil pay of 60 ft MD in the N Sand target zone; the Company plans to case the well and perforate 30-35 ft of the prospective zone; testing of the N Sand is expected to begin during second quarter 2019

•
Almendrillo-1 Well, PUT-7 Block: has been cased and testing is ongoing; the B Limestone formation tested oil but with low permeability; oil test rates from the U Sand were below expectations due to suspected formation damage; the M2/A Limestone zones were perforated and stimulated without flow due to inferred damage from drilling or stimulation; testing of the N Sand is currently underway

•
Pomorroso-1 Well, PUT-7 Block: the Company continues to produce oil from the A Limestone, with cumulative oil production of 20,500 bbls of 34 degree API oil and virtually no water; production logging has confirmed that only 3 ft of 71 ft of perforated reservoir have been effectively stimulated; the Company expects to test other prospective uphole zones in this well, including the N Sand, starting in second quarter 2019

•
Chilanguita-1 Well, Alea-1848A Block: commercial oil rates have not been achieved; after running production logs, water was encountered below the target N Sand; Gran Tierra is assessing whether a cement squeeze to isolate the N Sand or the drilling of a new well to test the N Sand on the downthrown side of a fault is the best path forward

•
Planned 3D Seismic Program (341 Square Kilometers, Putumayo Basin): field operations continue with surveying and shot-hole drilling progress on the Alea 1848A , Nancy-Burdine-Maxine , PUT 4 and PUT 25 blocks; this program is expected to be the largest seismic program ever conducted in the Putumayo Basin, with seismic expected to be shot during June-July 2019 and interpretation to begin in August 2019

Llanos Basin

•
Prosperidad-1 Well, El Porton Block: was spud February 10, 2019; the well reached a planned total measured depth of 17,040 ft (16,814 ft TVD ft) during second quarter 2019 to test the Mirador, Gacheta and additional potential zones and formations; logs, gas response and oil shows have indicated there are multiple potential zones with oil saturation; completion operations are expected to begin in second quarter 2019

Ecuador

•
Gran Tierra participated in the recent bid round in Ecuador’s Oriente Basin and had successful bids on a 100% operated WI in three highly prospective exploration blocks; these blocks create a contiguous acreage position extending the Company's existing assets within the play fairway; finalization is contingent on regulatory approvals and signing the Participation Contracts; work has been initiated on licensing to position Gran Tierra to begin operations in 2020

Property Transactions

Subsequent to the end of the Quarter, through a series of transactions, the Company acquired an additional 20% WI in the VMM-2 block, which includes the Mono Arana field, increasing its WI to 100%.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2019	2018	2018

Net Income (Loss)	$1,979	$17,861	$(10,840)
Per Share - Basic and Diluted	$0.01	$0.05	$0.26

Oil and Gas Sales	$152,565	$138,228	$136,639
Operating Expenses	(34,783)	(21,776)	(33,253)
Workover Expenses	(6,289)	(4,489)	(8,515)
Transportation Expenses	(8,103)	(6,997)	(7,969)
Operating Netback(1)	$103,390	$104,966	$86,902

G&A Expenses Before Stock-Based Compensation	$7,869	$7,982	$14,115
G&A Stock-Based Compensation	1,727	3,178	(11,805)
G&A Expenses, Including Stock Based Compensation	$9,596	$11,160	$2,310

EBITDA(1)	$92,524	$88,588	$69,184

Funds Flow from Operations(1)	$75,450	$74,748	$52,137

Capital Expenditures	$94,489	$72,694	$88,542

Average Daily Volumes (BOEPD)
WI Production Before Royalties	38,163	35,075	38,156
Royalties	(6,499)	(6,886)	(6,960)
Production NAR	31,664	28,189	31,196
Decrease (Increase) in Inventory	169	(986)	(137)
Sales	31,833	27,203	31,059
Royalties, % of WI Production Before Royalties	17%	20%	18%

Per BOE
Brent	$63.90	$67.18	$68.08
Quality and Transportation Discount	(10.65)	(10.72)	(20.26)
Royalties	(8.99)	(11.25)	(8.92)
Average Realized Price	44.26	45.21	38.90
Transportation Expenses	(2.35)	(2.29)	(2.27)
Average Realized Price Net of Transportation Expenses	41.91	42.92	36.63
Operating Expenses	(10.09)	(7.08)	(9.58)
Workover Expenses	(1.82)	(1.47)	(2.42)
Operating Netback(1)	30.00	34.37	24.63
G&A Expenses	(2.28)	(2.61)	(4.02)
Severance Expenses	(0.19)	—	(0.10)
Realized Foreign Exchange (Loss) Gain	(0.25)	(0.03)	0.51
Realized Financial Instruments Loss	(0.06)	(1.90)	(2.21)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(2.06)	(1.58)	(1.78)
Interest Income	0.04	0.26	(0.01)
Current Income Tax Expense	(3.30)	(4.02)	(2.19)
Cash Netback(1)	$21.90	$24.49	$14.83

Share Information (000s)
Common Stock Outstanding, End of Period	384,493	384,960	387,079
Exchangeable Shares Outstanding, End of Period	—	5,908	—
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	386,930	391,294	390,930
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	386,946	391,379	427,120

1 Operating netback, EBITDA, funds flow from operations and cash netback per BOE are non-GAAP measures and do not have a standardized meaning under GAAP. Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

Corporate Presentation:

Gran Tierra's Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer

Ryan Ellson
Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is focused on its existing portfolio of assets in Colombia and Ecuador and will pursue new growth opportunities throughout Colombia and Latin America, leveraging our financial strength. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at www.morningstar.co.uk/uk/nsm.

Forward-Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward-looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"), which can be identified by such terms as “expect,” “plan,” “guidance,” "forecast", “project,” “will,” “believe,” and other terms that are forward-looking in nature. Such forward-looking statements include, but are not limited to, the Company's expectations, budget, future sources of funding for capital expenditures and guidance, including for certain future production, 2019 year-end net debt to fourth quarter 2019 funds flow from operations and operating and workover expense estimates, the Company’s strategies and the Company’s operations including planned operations, oil prices and oil production.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, equipment performance and costs, actions by third parties, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; our ability to raise capital; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's 2018 Annual Report on Form 10-K, as amended, and its Quarterly Reports. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements included in this press release are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production, 2019 year-end net debt to fourth quarter 2019 funds flow from operations and operating and workover expenses set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is defined as oil and gas sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.

Cash netback as presented is defined as net income before DD&A expenses, deferred income tax expense, amortization of debt issuance costs, unrealized foreign exchange gains and losses, loss on sale, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. A reconciliation from net income to cash netback is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
Cash Netback (Non-GAAP) Measure ($000s)	2019	2018	2018
Net income	$1,979	$17,861	$(10,840)
Adjustments to reconcile net income to cash netback
DD&A expenses	62,921	39,461	60,169
Deferred income tax expense	8,323	13,482	5,086
Amortization of debt issuance costs	838	670	854
Unrealized foreign exchange (gain) loss	(3,283)	(1,044)	11,352
Non-cash operating expenses	—	130	(370)
Non-cash G&A expenses	1,727	3,178	(11,807)
Unrealized financial instruments loss (gain)	2,945	1,129	(2,306)
Cash netback	$75,450	$74,867	$52,138

EBITDA, as presented, is defined as net income adjusted for DD&A expenses, interest expense and income tax expense or recovery. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income to EBITDA as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
EBITDA - Non-GAAP Measure ($000s)	2019	2018	2018
Net income (Loss)	$1,979	$17,861	$(10,840)
Adjustments to reconcile net income to EBITDA
DD&A expenses	62,921	39,461	60,169
Interest expense	7,938	5,495	7,090
Income tax expense	19,686	25,771	12,765
EBITDA	$92,524	$88,588	$69,184

Funds flow from operations, as presented, is net income adjusted for DD&A expenses, deferred tax expense, stock-based compensation expense, amortization of debt issuance costs, cash settlement of RSUs, unrealized foreign exchange gains and losses, financial instruments gains or losses, cash settlement of financial instruments and loss on sale. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income to funds flow from operations is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
Funds Flow From Operations (Non-GAAP) Measure ($000s)	2019	2018	2018
Net income	$1,979	$17,861	$(10,840)
Adjustments to reconcile net income to funds flow from operations
DD&A expenses	62,921	39,461	60,169

Deferred tax expense	8,323	13,482	5,086
Stock-based compensation expense	1,727	3,309	(12,178)
Amortization of debt issuance costs	838	670	854
Cash settlement of RSUs	—	(120)	—
Unrealized foreign exchange (gain) loss	(3,283)	(1,044)	11,352
Financial instruments loss	3,165	6,946	5,456
Cash settlement of financial instruments	(220)	(5,817)	(7,762)
Funds flow from operations	$75,450	$74,748	$52,137

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed.

Disclosure of Resources Information and Cautionary Note to U.S. Investors

In this press release, the Company uses the term Prospective Resources. The SEC guidelines strictly prohibit the Company from including Prospective Resources in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These forms can also be obtained from the SEC website at www.sec.gov or by calling 1-800-SEC-0330.